Bitwise Funds Trust N-1A/A

Exhibit 99(p)(2)

Bitwise Investment Manager, LLC Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

1.	A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and supervised persons;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code of ethics; and

5.	Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

Risks

In developing these policies and procedures, the Company considered the material risks associated with administering the Code of Ethics (the “Code of Ethics” or the “Code”). This analysis includes risks such as:

●	Employees do not understand the fiduciary duty that they, and the Company, owe to the individuals, entities or pooled investment vehicle (each such pooled investment vehicle, a “Fund”) to which the Company provides investment advisory services (“Clients”), and any limited partner or shareholder in a Fund to which the Company provides investment advisory services (“Investors”);

●	Employees and/or the Company fail to identify and comply with all applicable Federal Securities Laws;

●	Employees do not report personal Securities and Digital Asset transactions;

●	Employees trade personal accounts ahead of Client accounts;

●	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	The Company does not provide its Code of Ethics and any amendments to all Employees; and

●	The Company does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

The Company has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, the Company and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code of Ethics should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge the CCO’s duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients or Investors, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analyses, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.

The Company expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients or Investors. As an adviser to the Client, the Company must act in the Client’s best interests and remain mindful of the responsibilities to the Investors of a Fund pursuant to the Fund’s offering documents. Neither the Company nor any Employee should ever benefit at the expense of any Client or Investor. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about the Company’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations and Sanctions

Improper actions by the Company or its Employees could have severe negative consequences for the Company, its Clients, Investors and Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will raise these issues for discussion with the Executive Management Team. Any problems identified during the review will be addressed in a manner that reflect the Company’s fiduciary duty to the Company’s Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Executive Management Team. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify a member of the Executive Management Team directly.

Violations of the Code of Ethics, or the other policies and procedures set forth in this Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of Federal Securities Laws or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with the Company to make any such reports or disclosures and do not need to notify the Company that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Whistleblower Policy

Every Employee has a responsibility for knowing and following the policies and procedures in this Manual. Every person in a supervisory role is also responsible for those individuals under his or her supervision.

Recognizing this commitment to its clients, all Employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with Clients, vendors and one another. Improper conduct on the part of any Employee puts the Company, its affiliates and its personnel at risk. Therefore, while the Executive Management Team ultimately has supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all Employees are expected and required to report their concerns about potentially illegal conduct, as well as violations of policies and procedures.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that Employees have the opportunity to report any concerns or suspicions of improper activity at the Company (whether by an Employee or other party) confidentially and without retaliation.

The Company’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Employees may report potential misconduct by emailing compliance@bitwiseinvestments.com. The report will be kept confidential. Reports of violations or suspected violations must be reported to the CCO, or to other members of Executive Management Team with a copy to the CCO. Employees may report suspected improper activity by the CCO to the President or General Counsel.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made resulting in a violation of a securities law to which the Company is subject. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Company will take seriously any report regarding a potential violation of policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person strictly confidential. Employees are to be assured that the Company will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

No Retaliation Policy

It is the Company’s policy that no Employee who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Employee who retaliates against an Employee reporting a complaint will be subject to disciplinary action, which may include termination of employment. An Employee who believes she or he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO, or to members of the Executive Management Team, in the event the concern pertains to the CCO.

Distribution of the Compliance Manual and Code of Ethics and Acknowledgement of Receipt

The Company will distribute this Manual, which contains the Code of Ethics, to each Employee upon the commencement of that individual’s acquisition of status as an Employee, annually, and upon any change to the Code of Ethics or any change to the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including the Code of Ethics.

Each Employee will receive a link to the Company’s CMS, which the Company uses to manage reporting and disclosure obligations. Each Employee must review this Manual and the Code of Ethics and complete the Compliance Manual Acknowledgement Form through the CMS.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including the Company, Employees, and current or prospective Clients or Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for the Company, its affiliates (including Bitwise Investment Advisers), its Employees, Clients or Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

The Company’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and Investors over the interests of the Company and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, or that special circumstances exist with respect to an Investor, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and Investors, or among Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Investment Transactions

The Company has implemented a Personal Investment Transaction Policy (the “Policy”) that is unique in that it does not apply solely to securities as defined in Section 2(a)(1) of the Securities Act and interpreted subsequently in SEC v. Howey, 328 U.S. 293 (1946) and other subsequent court cases, but that it applies to digital currencies, cryptocurrencies, stablecoins decentralized application tokens and protocol tokens, smart contracts, blockchain-based assets, cryptoassets and other cryptofinance and network-based digital assets that currently exist, or may exist in the future (collectively, “Digital Assets”) as well. The Company has adopted this alternative structure for its Policy because the Company and its affiliates (including Bitwise Investment Advisers) provide investment advice in regard to both Securities and Digital Assets. The Policy is intended to ensure that Employee trades in both Securities and Digital Assets are executed in a manner consistent with fiduciary obligations to Clients. Given the nature of Digital Assets and the ongoing development of their adoption, the Company has also created and implemented a policy that is tailored not to curtail the experimental or transactional use of Digital Assets but rather to protect against conflicts of interest, and is therefore focused on trading or investing activity in Digital Assets by Employees.

Employee trades in Securities and Digital Assets should be executed in a manner consistent with the Company’s fiduciary obligations to its Clients; trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client or Investor, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

The Policy applies to all accounts holding any Securities or Digital Assets over which Employees have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria (“Family Members”). For the purposes of this “Personal Investment Transactions” section, the term “Employee” includes: (1) any employee of the Company; (2) any individual employed by an affiliate of the Company who renders sales, management or operational services to the Company’s Clients or Investors (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by the Company that has access to the Company’s nonpublic securities recommendations.

It may be possible for Employees to exclude accounts held personally or by immediate Family Members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over Family Members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate Family Members sharing the same household.

Reportable Securities

The Company requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered under the 1940 Act (“Registered Funds”), including ETFs, other than investment companies advised or underwritten by the Company or an affiliate, or Registered Funds that track an index to which Bitwise Index Services, LLC (“Bitwise Index Services”) serves as the index provider, administrator and owner;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the 1940 Act, none of which are advised or underwritten by the Company or an affiliate thereof.

Reportable Digital Assets

The Company requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Digital Assets,” which includes all Digital Assets, except:

●	Any transaction less than or equal to USD $4,99 in current market value in any Digital Asset.

All holdings of Reportable Digital Assets must be reported.

Trading Classification of Securities and Digital Assets

Class I Securities and Digital Assets

1.	Any Securities or Digital Assets transactions while in possession of any information that (i) has not been made generally available to the public and that (ii) a reasonable investor would likely consider important in making an investment decision (“Material Nonpublic Information”) or otherwise on the Company’s Restricted List.

2.	Any Securities or Digital Assets transactions that attempt to, or give the appearance of, market manipulation, including any transactions that fall under the category of Front-Running.

3.	Any transactions in any Security or Digital Asset within three (3) days of such Security or Digital Asset being added to or removed from: (i) a Fund for which the Company provides investment advisory services; (ii) an index to which Bitwise Index Services serves as the index provider, administrator and owner; or (iii) a financial product that is offered by or through Bitwise Investment Advisers.

Class II Securities and Digital Assets

1.	Any transactions in (i) shares of a Fund for which the Company provides investment advisory services; or (ii) shares of a Fund that tracks an index to which Bitwise Index Services serves as the index provider, administrator and owner; or (iii) a financial product that is offered by or through Bitwise Investment Advisers.

2.	Any transaction in any Security that is a component of (i) a Fund for which the Company provides investment advisory services; (ii) a Fund that tracks an index to which Bitwise Index Services serves as the index provider, administrator and owner; or (iii) any financial product that is offered by or through Bitwise Investment Advisers.

3.	Any transaction equal to or greater than USD $5,000 in current market value in any Digital Asset.

4.	Any derivatives contract related to a Digital Asset equal to or greater than USD $5,000 in current market value, including bitcoin futures.

5.	Any Security or Digital Asset that the CCO may deem to be a Class II Security or Digital Asset.

Class III Digital Assets

1.	Any transaction equal to or less than USD $4,999 in current market value in any Digital Asset.

Trading Restrictions on Digital Assets and Securities

Class I Securities and Digital Assets

All Employees and their Family Members are prohibited from purchasing Class I Securities and Digital Assets while an Employee.

Class II Securities and Digital Assets

All Employees must receive written clearance from the CCO for any transaction involving a Class II Security or Digital Asset before initiating a contemplated transaction. The Company may, in its sole discretion, not approve any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Approvals are generally given for the same trading day. All pre-clearance requests must be submitted to the CCO.

In the event that pre-clearance is given by the CCO for a purchase transaction involving Class II Securities, all Employees and their Family Members must hold the purchased Security for 60 days before it can be traded or sold by an Employee or such Employee’s Family Members. The purpose of the 60-day hold is to discourage frequent and short-term trading.

Class III Digital Assets

All Employees and their Family Members are permitted to trade Class III Digital Assets without obtaining written clearance from the CCO prior to a transaction.

Mining Transactions

Employees may engage in the mining of Digital Assets (“Mining”). Any Digital Assets which are created as a result of Mining (“Mined Digital Assets”) must be disclosed and submitted to the CCO within 30 days of each calendar quarter-end. Neither the Company nor any of its Clients or Investors may purchase an Employee’s Mined Digital Assets.

Initial Public Offerings (“IPOs”)

Employees are prohibited from investing in IPOs.

Reporting

The Company collects information regarding the personal investment transactions activities and holdings of all Employees. Employees must submit quarterly reports regarding Reportable Securities and Reportable Digital Assets transactions and relevant newly opened Securities brokerage accounts and Digital Asset accounts/wallets, as well as annual reports regarding holdings and existing accounts. These reports will be made through the CMS. On a case-by-case basis, and at the sole discretion of the CCO, paper reports may be accepted in lieu of reporting through the CMS.

Any Reportable Securities or Reportable Digital Securities not appearing on a traditional brokerage account or Digital Asset account/wallet statement must be reported in a format that is clear, readable and provides substantially the same information regarding the relevant transactions that would be included in a traditional brokerage account or Digital Asset account/wallet statement.

Quarterly Transaction Reports

Each quarter, Employees must report and certify all Reportable Securities and Reportable Digital Asset transactions engaged in during that quarter in accounts or wallets in which they have a Beneficial Interest. An individual has a Beneficial Interest in a Security or Digital Asset if the individual can directly or indirectly profit from the Security or Digital Asset. An individual generally has a Beneficial Interest in all Securities and Digital Assets held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household, which includes an individual’s spouse or spousal equivalent, children, parents, grandparents, in-laws and siblings.

Employees must also report/certify any accounts opened during the quarter that hold any Securities or Digital Assets (including Class III Digital Assets).

All reports regarding quarterly transactions and newly opened accounts must be submitted and certified to the CCO within 30 days of the end of each calendar quarter.

If an Employee did not have any transactions or account openings to report, this must be reported to the CCO within 30 calendar days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security) and Reportable Digital Assets (including Digital Assets excluded from the definition of a Reportable Digital Asset). Reports regarding accounts and holdings must be submitted to the CCO on or before February 14 of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be made forwarding brokers’ statements to the CCO (or arranging for such statements to be forwarded by the broker). The statements must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security,” and Digital Asset wallets/accounts that hold any Digital Assets, even if none of those Digital Assets fall within the definition of a “Reportable Digital Asset.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated in writing to the CCO by the Employee within 10 days of becoming an Employee and on or by March 1 of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Digital Assets held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser. The CCO may also require the Employee to complete additional certifications with respect to any such plan or account.

Reliance on these exceptions is conditioned on the CCO’s approval of the request upon the receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence as directed by the CCO.

Personal Trading and Holdings Reviews

The Company’s Personal Investment Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

●	Trading of Securities and Digital Assets on the Restricted List;

●	Trading that appears to be based on Material Nonpublic Information; and

●	Frequent and/or short-term trades in any Security or Digital Asset, with particular attention paid to potential market-timing of mutual funds.

The CCO will review all reports submitted pursuant to the Personal Investment Transactions policies and procedures for potentially abusive behavior and will compare Employee trading with Clients’ trades as necessary. Any personal investment transactions that appear abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The President or another member of the Executive Management Team will monitor the CCO’s personal Securities and Digital Assets transactions for compliance with the Personal Investment Transactions policies and procedures.

Carve-Out Policy for Members of Board of Directors

Both full voting and observing members of the Company’s or Bitwise Investment Advisers’ Board of Directors (“Board Members”) must adhere to the Company’s trading and pre-clearance policies as they relate to Class I Securities and Digital Assets and Class II Securities and Digital Assets.

All Board Members are exempt from Quarterly Transaction Reporting and Initial and Annual Holdings Reports requirements. Board Members must self-certify at the end of each quarter regarding whether they have pre-cleared any transactions as set out in this policy. Board Members may self-certify these transactions by filling out and executing the Quarterly Board Member Transaction Self-Certification Form, which will be provided through email and the CMS.

Board Members must also execute the Compliance Manual Acknowledgement Form after the Company distributes this Compliance Manual to them. By executing the Acknowledgement Form, Board Members certify that they will adhere to the Company’s Insider Trading policy.

Disclosure of the Code of Ethics

All Client or Investor requests for the Company’s Code should be directed to the CCO. The Company discloses information about its Code in Part 2 of Form ADV and, upon request, will furnish Clients and Investors with a copy of its Code.